Exhibit 99.1
BabyUniverse Announces Appointment of Chief Financial Officer
JUPITER, Fla., Nov 30, 2006 /PRNewswire-FirstCall via COMTEX News Network/ —BabyUniverse, Inc. (Nasdaq: POSH) a leading Internet content, commerce and new media company in the pregnancy, baby and toddler marketplace today announced the appointment of Mr. Michael Hull as its Chief Financial Officer.
Mr. Hull joins BabyUniverse from an extended consulting engagement where he assisted a $40 billion multinational company in complying with the Sarbanes Oxley Act of 2002. Prior to this engagement, Mr. Hull was the Chief Financial Officer of BCT International, a publicly traded franchisor of wholesale printing businesses. Previously, Mr. Hull spent 11 years with Price Waterhouse.
John Textor, Chairman and CEO of BabyUniverse commented: “We are very pleased to have Mike join our team. He has extraordinary experience with Sarbanes Oxley compliance as well as public company accounting and reporting requirements. We look forward to working with Mike and feel privileged to have attracted such a qualified CFO in such a short period of time.”
About BabyUniverse, Inc.
BabyUniverse, Inc. (Nasdaq: POSH) is a leading Internet content, commerce and new media company in the pregnancy, baby and toddler marketplace. Through its Web sites, BabyUniverse.com and DreamtimeBaby.com, the company is a leading online retailer of brand-name baby, toddler and maternity products in the United States. Through its Web sites PoshTots.com and PoshLiving.com, the company has extended its offerings in the baby and toddler market as a leading online provider of luxury furnishings to the country’s most affluent female consumers. Through PoshCravings.com and ePregnancy.com, BabyUniverse has also established a widely recognized platform for the delivery of content and new media resources to a national audience of expectant parents. BabyUniverse is pursuing a dual strategy of organic growth and acquisition growth that is designed to establish BabyUniverse as the leader in the online baby marketplace. Beyond the baby segment, the company intends to leverage its growing platform to acquire other female-oriented content, commerce and new media companies. The overall objective of BabyUniverse is to establish a market-leading content, commerce and new media business focused on the high-growth female marketplace.
BabyUniverse and its affiliates operate a multi-channel portfolio of Internet properties, including e-commerce sites such as www.BabyUniverse.com, www.PoshTots.com, www.PoshLiving.com and www.DreamTimeBaby.com, and content sites such as www.PoshCravings.com, www.ePregnancy.com, and the pending www.BabyTV.com.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. You are advised to consult further disclosures we may make on related subjects in our future filings with the Securities and Exchange Commission.
In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
SOURCE BabyUniverse, Inc.
Georgianne Brown of BabyUniverse, +1-561-277-6405, or
georgianne.brown@babyuniverse.com; or Investors, John Baldissera of BPC Financial
Marketing, +1-800-368-1217
http://www.babyuniverse.com
Copyright (C) 2006 PR Newswire. All rights reserved
News Provided by COMTEX